Exhibit 23.2

CONSENT OF QUALIFIED THIRD-PARTY FIRM

Tierra Group International, Ltd. (“TGI”) is responsible for authoring the following Sections of the technical report titled “Mineral Resource and Mineral Reserve Update, Los Gatos Joint Venture, Chihuahua, Mexico” with a report date of October 22, 2024 and an effective date of 1 July 2024 (the “Technical Report Summary”), filed with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 96.1 to, and referenced in, Gatos Silver, Inc.’s Current Report on Form 8-K to which this consent is an exhibit (the “Form 8-K”):

•	Section 1.8.1 Summary Tailings Storage Development and Operations

•	Section 1.12 Summary Tailings Storage Conclusions

•	Section 1.13 Summary Tailings Storage Recommendations

•	Section 15.8: Tailings Storage

•	Section 22.4: Interpretation and Conclusions for Infrastructure

•	Section 23.4.3: Recommendations for Tailings Storage

Since its founding 11 years ago, Tierra Group International, Ltd. (Tierra Group) has prepared engineering designs for tailings storage facilities, water management facilities such as lined process ponds and diversion channels, and other mine waste containment facilities for domestic (United States) and international clients. Tierra Group’s work has included the development of engineering designs for tailings storage, mine waste, and water management infrastructure construction, including preparation of Engineer’s construction cost estimates. Tierra Group’s work has included full mine life cycle services from initial project planning through closure planning and execution. Tierra Group has prepared reclamation closure cost estimates for numerous projects in the U.S and abroad. Tierra Group has participated as contributors to numerous Preliminary Economic Assessments, Pre-Feasibility and Feasibility Studies as well as completed due diligence assessments for investment decisions by potential investors.

In connection with the Form 8-K, as well as the Registration Statement on Form F-4 filed with the SEC on October 15, 2024 and the proxy statement/prospectus included therein (the “Registration Statement”), TGI consents: to the public filing of the Technical Report Summary, to the use of its and the undersigned’s name in the Form 8-K and the Registration Statement, including TSI’s status as an expert and “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), to any quotation from or summarization in the Form 8-K of the parts of the Technical Report Summary for which it is responsible, to the incorporation by reference of the Technical Report Summary in the Registration Statement, and to the filing of the Technical Report Summary as Exhibit 96.1 to the Form 8-K.

The undersigned confirms that it has read the Form 8-K and the Registration Statement, and that each of them fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which TSI is responsible.

Dated this 22nd of October 2024.

/s/ Matthew L. Fuller

Signature of Authorized Person for Qualified Third-Party Firm

Matthew L. Fuller. L.E.G., P.Geo.

Print name of Authorized Person for Qualified Third-Party Firm